EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Arcadia Financial Ltd. 401(k) Profit Sharing Plan on Form S-8 of our report dated June 23, 2000, appearing in the Annual Report on Form 11-K of Arcadia Financial Ltd. 401(k) Profit Sharing Plan for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

June 27, 2000